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                                                                 Exhibit 23.4

             CONSENT OF KOST, FORER & GABBAY, INDEPENDENT AUDITORS


   We consent to the reference to our firm under the Caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Terayon Communication Systems, Inc. for the registration of $500,000,000 of 5% Convertible Subordinated Notes due August 1, 2007 (the "Notes") and 5,951,673 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated March 30, 2000, with respect to the financial statements of Telegate Ltd. included in Terayon Communication Systems, Inc.'s Current Report on Form 8-K/A filed on June 29, 2000 with the Securities and Exchange Commission.


                                         /s/ Kost, Forer and Gabbay
                                         A Member of Ernst & Young International

Tel-Aviv, Israel
October 24, 2000